                                                                   EXHIBIT 10.75

                           MEMORANDUM OF UNDERSTANDING

       This Memorandum of Understanding ("MoU") is among the following parties:

               Paracelsus Healthcare Corporation ("Paracelsus"),
               Charles R. Miller ("Miller"),
               James G. VanDevender ("VanDevender"),
               Ronald R. Patterson ("Patterson"),
               Park-Hospital GmbH ("Park"), and
               the members of the Ad Hoc Committee of Former Shareholders of Champion Healthcare Corporation ( the "Ad Hoc Committee")

                                    RECITALS

        WHEREAS this MoU is intended to be a binding agreement between the parties with respect to the subject matters referenced herein;

        WHEREAS Miller, VanDevender, and Patterson each have employment agreements with Paracelsus dated July 17, 1996 ("Employment Agreements");

        WHEREAS Park and the Ad Hoc Committee control a majority of the outstanding shares of Paracelsus;

        WHEREAS the parties to this MoU desire to retain the services of Miller, VanDevender, and Patterson; Miller, VanDevender, and Patterson are willing to continue to provide services to Paracelsus; and Miller, VanDevender, and Patterson desire to ensure that their rights under their Employment Agreements as specifically referenced below are protected;

        WHEREAS the parties recognize that entering into this MoU will facilitate a sale of Paracelsus by addressing issues related to the Employment Agreements before completion of a transaction with a purchaser;

        WHEREAS Miller, VanDevender, and Patterson have been joined as defendants, along with Paracelsus and others in four shareholder actions consolidated under the caption, IN RE PARACELSUS CORP. SEC. LITIG., Master File No. H-96-3464 (EW) (the "Consolidated Action"); and two derivative actions under the captions, CAVEN V. MILLER, No. H-96-CV-4291 (EW); and OROVITZ V. MILLER, No. H-97-2752 (EW) (the "Derivative Actions") which are all now pending in the United States District Court for the Southern District of Texas;
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        WHEREAS Miller, VanDevender, Patterson, and Paracelsus have been joined in a shareholder action filed in Texas state court under the caption, ESSEX IMPORTS V. PARACELSUS, ET AL., No. 96-51864;

        WHEREAS Miller, VanDevender, and Paracelsus have been joined in a shareholder action in Delaware Chancery Court under the caption MOLINARI V. MILLER, ET AL., C.A. No. 14945;

        WHEREAS two shareholder actions have been filed against Paracelsus, but not Miller, VanDevender, and Patterson in California state court under the captions, GAONKAR V. PARACELSUS, ET AL., No. BC 158899; and PRESCOTT V. PARACELSUS, ET AL., No. BC 158979, and a shareholder small claims lawsuit was filed in South Orange County Municipal Court in California against Paracelsus and others under the caption, HUTCHENS V. PARACELSUS, ET AL., No. SC38166 (collectively the "California Actions") (the Consolidated Action, the Derivative Actions, ESSEX, MOLINARI, and the California Actions as well as any other litigation arising from the merger of Paracelsus and Champion Healthcare Corporation ("Champion") and the related public offerings shall be referred to collectively as the "Litigation");

        NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND MUTUAL COVENANTS HEREIN CONTAINED, the parties agree as follows:

1. The term "Executive" shall mean Miller, VanDevender, or Patterson, and the term "Executives" shall mean Miller, VanDevender, and Patterson.

2. No later than five (5) business days after the earlier of (i) the execution of this MoU by both Park and the Ad Hoc Committee or (ii) the last day the Executives can void the MoU pursuant to para. 27 for failure of Park and the Ad Hoc Committee to sign, Paracelsus shall pay to each Executive the total amounts, as set forth in this paragraph, due to that Executive under Paracelsus's Supplemental Executive Retirement Plan, effective January 1, 1996, as amended; and each Executive, as a condition precedent to such payment, shall deliver to Paracelsus a full
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               and complete release of any obligations Paracelsus may have now or in the future to that Executive arising out of or in any way related to Paracelsus's Supplemental Executive Retirement Plan, effective January 1, 1996, as amended. The total amounts due each Executive under Paracelsus's Supplemental Executive Retirement Plan, effective January 1, 1996, as amended, are as follows:

SERP BENEFITS



        Miller's Supplemental Executive Retirement Plan benefits        $310,510

        VanDevender's Supplemental Executive Retirement Plan benefits   $104,969

        Patterson's Supplemental Executive Retirement Plan benefits     $ 85,793

3. No later than five (5) business days after the execution of this MoU by Paracelsus and the Executives, Paracelsus and the Executives shall create an escrow account (the "Escrow Account") at a depository (the "Escrow Agent") acceptable to both Paracelsus and the Executives. The following amounts shall be paid to the Executives and deposited into the Escrow Account in accordance with para. 5 of this MoU:

CONTRIBUTION FOR MILLER

        Three times Miller's current annual salary                    $1,620,000

        Three times 25 percent of Miller's target annual bonus        $  344,250

CONTRIBUTION FOR VANDEVENDER

        Three times VanDevender's current annual salary               $1,125,000

        Three times 25 percent of VanDevender's target annual bonus   $  196,875
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CONTRIBUTION FOR PATTERSON

        Three times Patterson's current annual salary                $1,125,000

        Three times 25 percent of Patterson's target annual bonus    $  196,875


        4. An additional amount shall be deposited into the Escrow Account (the "Additional Payment") in accordance with para. 5 of this MoU, which shall be equal to three times 25 percent of each Executive's target annual bonus, as listed below:


ADDITIONAL PAYMENT CONTRIBUTION

        Miller's Additional Payment                                    $ 344,250

        VanDevender's Additional Payment                               $ 196,875

        Patterson's Additional Payment                                 $196,875

        5. Paracelsus shall pay to the Executives the total of the amounts referred to in para. 3 and 4 of this MoU in three (3) monthly installments with the first installment being made on January 1, 1999, and the remaining two installments on February 1, 1999, and March 1, 1999. Paracelsus shall make these installment payments directly to the Executives subject to their endorsing the payments directly over to the Escrow Account. The first monthly installment shall be equal to 2/3 of the total of the amounts referred to in para. 3 and 4 of this MoU. The final two monthly installments shall be equal to 1/6 of the total amounts referred to in para. 3 and 4. Interest on the funds held in the Escrow Account shall be payable to Paracelsus.

        6. Upon the later of (a) entry of orders dismissing with prejudice all claims against each Executive in the Litigation and releasing him from all other claims arising out of or related to the subject matter of those actions,
(b) the termination of the Executive's employment or his death or disability, or (c) the payment to the Executive in accordance with para. 18 or 20 of this

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MoU, each Executive or, in the case of death or disability, the person authorized by law to act on behalf of the Executive or his estate ("Successor") shall relinquish and terminate -- in consideration for the release of that Executive referred to in para. 15(c) of this MoU -- all rights he or his Successor has to the Value Options described in para. 3(c)(i) of his Employment Agreement. Until such time, each Executive agrees not to exercise or sell, trade, assign, or otherwise dispose of any rights he has to the Value Options described in para. 3(c)(i) of his Employment Agreement.

        7. Paracelsus, Park, and the Ad Hoc Committee will take no action to revoke or in any way impair the ability of each Executive to exercise the Market Options described in para. 3(c)(ii) of his Employment Agreement. Further, Paracelsus, Park, and the Ad Hoc Committee will not assign to any third person or entity any claim they may have to revoke or impair the ability of each Executive to exercise the Market Options described in para. 3(c)(ii) of his Employment Agreement or assist any third person or entity in revoking or impairing the ability to exercise such options. Market Options vested on the date an Executive's employment terminates shall be exercisable for two years after that date.

        8. Paracelsus, Park, and the Ad Hoc Committee will take no action to revoke or in any way impair the ability of each Executive to exercise the options he held in Champion before the merger of Champion and Paracelsus ("Champion Options"). Further, Paracelsus, Park, and the Ad Hoc Committee will not assign to any third person or entity any claim Paracelsus may have to revoke or impair the ability of each Executive to exercise any Champion Options or assist any third person or entity in revoking or impairing the ability to exercise such options.

        9. Upon the request of the Board of Directors of Paracelsus, each Executive shall cooperate with Paracelsus and the Board of Directors in securing replacement senior management, including a chief executive officer, possibly before the Bonus Payment Date (as defined below), and effecting an orderly transition of senior management, provided that such obligation shall
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not require any Executive to serve as an employee of Paracelsus beyond the earlier of a Sale of Paracelsus (as defined below) or the Executive's Bonus Payment Date.

        10. Upon termination of each Executive's employment and if payment is made to that Executive of all amounts referred to in para. 3 of this MoU to which he is entitled to be paid pursuant to this MoU, that Executive shall not engage in the actions described in para 10(b) of his Employment Agreement for a period of twelve (12) months. Each Executive shall be bound by both para. 10(c) and the final paragraph of para. 10(b) of his Employment Agreement.
Each Executive's agreement to abide by the terms of this paragraph is consideration for payment to him of a portion of the funds referred to in para 3 of this MoU allocable to that Executive equal to one-half (1/2) of that Executive's current annual salary.

        11. Upon termination of each Executive's employment, unless that Executive voluntarily terminates his employment before the earlier of the Sale of Paracelsus or such Executive's Bonus Payment Date or if his employment is terminated for Cause in accordance with para 21, Paracelsus will provide that Executive with the insurance and other benefits described in para 5(3) of his Employment Agreement for a period lasting either (i) thirty-six (36) months or
(ii) until the Executive is provided substantially equivalent benefits by a new employer, whichever is shorter.

        12. Upon termination of each Executive's employment, that Executive agrees to comply with the obligations of para. 11 of his Employment Agreement except that such obligations shall apply until the Confidential Information becomes public.

        13. Attached to this MoU is a form of release of Paracelsus of any claims arising from or related to each Executive's employment by Paracelsus, including but not limited to any claims arising from or related to his Employment Agreement and to his service as a director of Paracelsus, except as otherwise provided in this paragraph. A copy of Miller's Employment Agreement is attached as Exhibit A hereto, a copy of VanDevender's Employment Agreement
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is attached as Exhibit B hereto, and a copy of Patterson's Employment Agreement is attached as Exhibit C hereto, and all such Exhibits are hereby incorporated herein by reference. The form of release, when executed, shall not release any obligation created pursuant to the terms of this MoU; any obligation to compensate or provide employment benefits to each Executive as provided in para. 3(a), (b), and (d) of his Employment Agreement for his continued service as an officer, director and/or employee of Paracelsus until the date of termination of that Executive's employment; and any obligation Paracelsus may have to indemnify each Executive. Each Executive or his Successor shall execute this form of release and deliver the signed release to the Escrow Agent as a condition precedent to receiving any funds held in the Escrow Account referred to in para. 3 of this MoU allocable to that Executive.

        14. Paracelsus shall execute and deliver to the Escrow Agent a release in the form attached of each of the Executives of any claims arising from or related to his employment by Paracelsus, including but not limited to any claims arising from or related to his Employment Agreement and his service as a director of Paracelsus except as otherwise provided in this paragraph. Such release shall not release any obligation created pursuant to the terms of this MoU or any obligation of the Executive to provide continued service as an officer, director and/or employee of Paracelsus through the termination of that Executive's employment. The Escrow Agent shall deliver the executed release to each Executive or his Successor at the same time, and if, the funds in the Escrow Account referred to in para. 3 of this MoU are released to such Executive or his Successor.

        15. As part of a final settlement of the Litigation that dismisses and releases claims against Paracelsus and the Executives and subject to any required court approval, (a) each Executive or his Successor shall execute a release of Paracelsus, Park, and the Ad Hoc Committee of any claims made or that could have been made in the Litigation or otherwise arising from the merger of Paracelsus and Champion and the related public offerings; (b) each Executive or his Successor shall execute a release of any party (from which the
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Executive or his Successor receives a reciprocal release) of any claims made or that could have been made in the Litigation or otherwise arising from the merger of Paracelsus and Champion and the related public offerings; and (c) Paracelsus, Park, and the Ad Hoc Committee shall execute a release of each Executive of any claims that Paracelsus, Park, or the Ad Hoc Committee made or could have been made in the Litigation or otherwise arising from the merger of Paracelsus and Champion and the related public offerings. Paracelsus, Park, the Ad Hoc Committee, and the Executives agree for their own benefit to cooperate and bargain in good faith with all necessary parties in an effort promptly to achieve such a settlement of the Litigation.

        16. Paracelsus shall not be required to take any action to include any Executive as a recipient of any proceeds (including the redistribution of common stock) of either a settlement of the Litigation or a settlement between Park and the Ad Hoc Committee.

        17. Paracelsus, Park, and the Ad Hoc Committee acknowledge that each Executive has certain indemnification rights and agree that they will take no action to impair any such rights. This MoU does not create any obligation on the part of Paracelsus, Park and/or the Ad Hoc Committee to indemnify any Executive, nor does this MoU expand or affect in any way any existing obligations or rights of indemnification owed to any Executive. Each Executive shall abide by any modification of their indemnification rights set out in any settlement agreement concerning Great American Insurance Company Policy No. DFX0009397.

        18. Each Executive's "Bonus Payment Date" shall be the later of either March 31, 1999, or the filing date of Paracelsus's Form 10-K for fiscal year 1998, but in no event later than April 30, 1999. Each Executive shall continue to serve in his present capacity at Paracelsus through the earlier of a Sale of Paracelsus or his Bonus Payment Date. The duties to be performed by each Executive through such date shall be of the same scope and level of responsibility as provided in each Executive's Employment Agreement, including those duties, as applicable, described in the Management Rights Agreement. If
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an Executive continues to be employed by Paracelsus on his Bonus Payment Date, then on or after such date and on the execution and delivery to the Escrow Agent of the release referred to in para. 13 of this MoU for that Executive,
(i) the Escrow Agent shall be authorized to pay immediately to that Executive the funds contributed to the Escrow Account allocable to that Executive referred to in para. 3 of this MoU, and (ii) the Escrow Agent shall be authorized to deliver immediately to Paracelsus that Executive's signed release of Paracelsus referred to in para. 13 of this MoU and to deliver immediately to the Executive the release of that Executive referred to in para. 14 of this MoU.

        19. If an Executive continues to be employed by Paracelsus on the effective date of a Sale of Paracelsus (as defined in this paragraph), whether such day is before, on, or after the Bonus Payment Date, then on such date the Escrow Agent shall be authorized to pay immediately to such Executive the funds contributed to the Escrow Account allocable to that Executive referred to in para. 4 of this MoU. For purposes of this MoU, a "Sale of Paracelsus" means the sale by Paracelsus of substantially all of its assets to, or the acquisition of more than 60% of the outstanding common stock of Paracelsus by, a person or entity other than Park, Dr. Manfred G. Krukemeyer, Paracelsus-Kliniken-Deutschland GmbH, the trustees of the estate of Dr. Hartmut Krukemeyer, or an affiliate of any of them.

        20. If the effective date of a Sale of Paracelsus occurs before the Bonus Payment Date, then upon the execution and delivery to the Escrow Agent of the release referred to in para. 13 of this MoU for each Executive who continued to be employed by Paracelsus on such date, the Escrow Agent shall be authorized to pay immediately to that Executive the funds in the Escrow Account allocable to that Executive referred to in para. 3 of this MoU, and the Escrow Agent shall be authorized to deliver immediately to the Executive the release of that Executive referred to in para. 14 of this MoU. In addition, Paracelsus shall immediately pay each Executive any portion of the funds referred to in para. 3 not yet paid to the Executive, and, upon such payment,
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the Escrow Agent shall be authorized to deliver immediately to Paracelsus that
Executive's signed form of release of Paracelsus referred to in para. 13 of this MoU.

        21. Each Executive shall be compensated and receive employment benefits in accordance with para. 3(a), (b), and (d) of his Employment Agreement until that Executive's employment is terminated. Should Paracelsus terminate the employment of an Executive for any reason other than for "Cause" (as that term is defined in each Executive's Employment Agreement) before that Executive's Bonus Payment Date, or if an Executive is unable to carry out his employment duties with Paracelsus through his Bonus Payment Date due to death or disability (as those terms are defined in the Executive's Employment Agreements), the Escrow Agent, upon the receipt of an executed release referred to in para. 13 of this MoU for that Executive, shall be authorized to pay to that Executive or his Successor, within ten (10) days of receipt of such signed release, the funds then held in the Escrow Account allocable to him referred to in para. 3 of this MoU and the Escrow Agent shall be authorized to deliver to the Executive or his Successor the release of the Executive referred to in para. 14 of this MoU. In addition, Paracelsus shall pay to that Executive or his Successor within such ten (10) day period any portion of the funds referred to in para. 3 of this MoU not yet paid to the Executive and the Escrow Agent shall be authorized to deliver to Paracelsus that Executive's signed release of Paracelsus referred to in para. 13 of this MoU. If Paracelsus terminates the employment of an Executive for "Cause" as that term is defined in that Executive's Employment Agreement before his Bonus Payment Date, that Executive will not be entitled to receive any of the funds held in the Escrow Account allocable to him. Such termination for "Cause" must be based upon actions or events that occurred after the effective date of the merger of Paracelsus and Champion.

        22. If an Executive voluntarily terminates his employment before the earlier of the Sale of Paracelsus or such Executive's Bonus Payment Date or if an Executive's employment is terminated for Cause in accordance with para 21,
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the Escrow Agent shall be authorized immediately to pay to Paracelsus any funds held in the Escrow Account allocable to that Executive not otherwise expressly authorized by the terms of this MoU to be paid to the Executive. At such time, the Escrow Agent shall also be authorized to return to Paracelsus the release of that Executive referred to in para 14 of this MoU and to return to the Executive his release of Paracelsus referred to in para 13 of this MoU unless otherwise expressly authorized under the terms of this MoU. After the Escrow Agent pays all amounts authorized to be paid to the Executives, it shall immediately pay to Paracelsus the interest amount in the Escrow Account referred to in para 5 of this MoU.

        23. Each Executive or Paracelsus may terminate for any reason that Executive's employment with effect after the Bonus Payment Date on giving 30 days advance written notice. Upon termination of an Executive's employment at any time and provided that payment is made to that Executive of all amounts referred to in para. 3 of this MoU to which he is entitled to be paid pursuant to this MoU, that Executive will cease to be an officer, director, and employee of Paracelsus, its affiliates, and any entity in which the Executive holds such a position at the request of Paracelsus.

        24. Each Executive shall not exercise any rights he may have now or in the future under para. 4(iii)(E), 4(iii)(F), and 4(iii)(H) of his Employment Agreement.

        25. The parties agree that Paracelsus will withhold federal, state, and local income and employment taxes from all payments Paracelsus makes to the Executives under this MoU. All such amounts withheld shall be paid to the Internal Revenue Service to the extent required by law. All amounts stated in this MoU are before reduction to reflect such withholding taxes.

        26. Each Executive agrees that, as a condition precedent to Paracelsus's making any payment to the Executive for deposit into the Escrow Account, he will provide Paracelsus with such consents and statements as Paracelsus reasonably determines to be necessary or advisable to enable Paracelsus to receive a refund of or credit for any taxes withheld in connection with the payment to that Executive for deposit into the Escrow Account (including without limitation portions relating to the Executive's share of FICA and Medicare taxes) if all or any portion of the Escrow Account funds are paid over to Paracelsus under para 22 of this MoU. Each Executive further agrees to provide any additional consents, statements or documents as Paracelsus reasonably determines to be necessary or advisable to enable Paracelsus to receive such a refund or credit. No Executive will claim a refund or credit of, or otherwise assert any right to receive, any amount Paracelsus withholds with respect to any payment to the Executive for deposit into the Escrow Account except to the extent that such withheld amount relates to an amount the Executive actually receives from the Escrow Account.

        27. Unless this MoU is executed by Park and the Ad Hoc Committee no later than the same day that Paracelsus executes the MoU, each Executive may withdraw from this MoU, subject to the terms of this para. 27. If any Executive chooses to exercise this right, any funds deposited in the Escrow Account allocable to that Executive shall become immediately payable to Paracelsus and that Executive and Paracelsus will be deemed to have reverted to their respective statuses as of the date immediately before executing this MoU. Failure of Park or the Ad Hoc Committee to execute this MoU shall not constitute "Good Reason" to terminate employment under any of the Executives' Employment Agreements. The Executives must exercise any right they have under this paragraph no later than two (2) business days after the last date for Park and the Ad Hoc Committee to sign this MoU.

        28.    Resolution of Rights: Legal Fees; No Mitigation:

               (a) Except for the obligations referenced in para. 10 and 12 of this MoU, all disputes hereunder shall be settled by final, binding arbitration, conducted before a panel of three (3) arbitrators in Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment on the arbitration award may be entered in any court having jurisdiction. Paracelsus shall bear the expenses of such arbitration.

               (b)     If any contest or dispute shall raise hereunder,
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Paracelsus shall advance and reimburse each Executive, on a current basis all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; PROVIDED, that the Executive agrees to return any advanced or reimbursed expenses to the extent the arbitrators (or the Court, in the case of a dispute described in para. 10 and 12) determine that Paracelsus has prevailed as to the material issues raised in determination of the dispute.

               (c) Paracelsus' obligation to make any payments provided for in this MoU to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Paracelsus may have against the Executive or others. In no event shall any Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this MoU.

        29. This MoU may be executed and delivered in counterparts or copies by the parties to this MoU. Each counterpart when signed and delivered to the other parties to this MoU shall be deemed an original and, taken together, the counterparts shall constitute one and the same agreement.

        30. This MoU shall be binding on the Successors, assigns, heirs, estates, estate beneficiaries, agents, and attorneys of the Executives and the successors, assigns, agents, and attorneys of Paracelsus.

                                      PARACELSUS HEALTHCARE CORPORATION


Date:  November 25, 1998         By: /s/ Christian A. Lange
                                     ------------------------------------------
                                      Its:  Director


                                      PARK-HOSPITAL GmbH

Date:                            By:
                                    --------------------------------------------
                                 Its:
                                     -------------------------------------------

                                      AD HOC COMMITTEE OF FORMER SHAREHOLDERS
                                      OF CHAMPION HEALTHCARE CORPORATION

Date:                            By:
                                    --------------------------------------------
                                 Its:
                                     -------------------------------------------

Date:  November 18, 1998          /s/ JAMES G. VANDEVENDER
                                  ---------------------------------------------
                                      James G. VanDevender


Date:  November 18, 1998          /s/ CHARLES R. MILLER
                                  ---------------------------------------------
                                      Charles R. Miller


Date:  November 18, 1998          /s/ RONALD R. PATTERSON
                                  ---------------------------------------------
                                      Ronald R. Patterson